Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

	Six Months Ended May 31,						Years Ended November 30,
(Dollars In thousands)	Pro forma 2003		2003		2002		Pro forma 2002		2002		2001		2000		1999		1998

EARNINGS FROM CONTINUING OPERATIONS:

Pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity method investees	$40,840		$42,193		$65,573		161,737		164,439		133,082		83,920		79,298		47,020
Fixed charges	52,923		51,579		48,829		100,836		98,131		119,285		134,383		92,025		56,497
Amortization of capitalized interest	500		500		503		1,549		1,549		1,148		664		271		76
Distributed income of equity investees	42,208		42,208		35,521		74,601		74,601		90,478		98,380		40,575		64,890
Interest capitalized	(1,580)		(1,580)		(2,689)		(5,323)		(5,323)		(9,812)		(13,860)		(9,062)		(2,647)

“Earnings”	$134,891		$134,900		$147,737		333,400		333,397		334,181		303,487		203,107		165,836

FIXED CHARGES:

Interest, whether capitalized, and amortization of debt discounts or premiums:
Interest expensed and capitalized	$49,559		$48,111		$45,914		94,865		91,952		115,386		132,054		91,057		55,993
Amortized premiums, discounts and capitalized expenses related to indebtedness	3,364		3,468		2,915		5,971		6,179		3,899		2,329		968		504

“Fixed charges”	$52,923		$51,579		$48,829		100,836		98,131		119,285		134,383		92,025		56,497

EARNINGS TO FIXED CHARGES:	2.5	x	2.6	x	3.0	x	3.3	x	3.4	x	2.8	x	2.3	x	2.2	x	2.9	x